Exhibit 99.(d)(34)

AMENDMENT NO. 1

TO THE

NON-DISCRETIONARY SUB-MANAGEMENT AGREEMENT

AMENDMENT NO. 1 effective March 20, 2026 (“Amendment No. 1”), to the Non-Discretionary Sub-Management Agreement dated July 31, 2025 (the “Agreement”) by and among Venerable Investment Advisers, LLC (“VIA”), Russell Investment Management, LLC ( “Sub-Adviser”), and Wellington Management Company LLP (“Non-Discretionary Sub-Adviser”) (the “Agreement”).

WHEREAS, VIA, Sub-Adviser and Non-Discretionary Sub-Adviser desire to amend the Agreement to reflect the Non-Discretionary Sub-Adviser’s appointment to an additional assignment in the Investment Company’s Venerable Real Estate Fund;

NOW THEREFORE, VIA, Sub-Adviser and Non-Discretionary Sub-Adviser agree to modify and amend the Agreement as follows:

1.	Exhibit A. Exhibit A to the Agreement is hereby replaced in its entirety by Exhibit A attached hereto.

2.	Exhibit C. Exhibit C to the Agreement is hereby replaced in its entirety by Exhibit C attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

Wellington Management Company LLP		Venerable Investment Advisers, LLC

BY:	/s/ Michael P. Miller	BY:	/s/ Michal Levy

NAME:	Michael P. Miller	NAME:	Michal Levy

TITLE:	Senior Managing Director	TITLE:	Head of Venerable Investment Advisers, LLC

Russell Investment Management, LLC

BY:	/s/ Jon Eggins

NAME:	Jon Eggins

TITLE:	Managing Director, Co-Head of Portfolio Management

AMENDMENT NO. 1

EXHIBIT A

FUNDS SUBJECT TO NON-DISCRETIONARY SUB-MANAGEMENT AGREEMENT

Venerable World Equity Fund

Venerable Real Estate Fund

AMENDMENT NO. 1

EXHIBIT C

FEES FOR SUB-ADVISORY SERVICES

For the Non-Discretionary Sub-Adviser’s provision of the Model Portfolio under this Agreement, VIA, acting as manager for the Investment Company, shall pay the Non-Discretionary Sub-Adviser a fee calculated and paid quarterly in arrears. Fees for partial periods shall be prorated for the portion of the period for which services were rendered. The effective fee rate shall be determined based upon Average Total Net Assets (as defined below) and the fee rates specified in the table below. Fees for individual Advisory Accounts (as defined in Section 1(a) of the Agreement) shall be determined by multiplying the Average Account Net Assets (as defined below) by the effective fee rate.

[  ] b.p. on the first U.S. $[  ] million

[  ] b.p. on the next U.S. $[  ] billion

[  ] b.p. on the next U.S. $[  ] billion

[  ] b.p. on the next U.S. $[  ] billion
[  ] b.p. on assets over U.S. $[  ] billion
(expressed as annualized rates)
(Aggregated across Russell Investments Group of Companies)

For purposes of this Exhibit:

“Average Account Net Assets” for an individual Advisory Account for any quarter shall mean the average of the Advisory Account’s assets on the last business day of each month ended in the calendar quarter and the last business day of the month ended immediately prior to the calendar quarter.

“Average Total Net Assets” for any quarter shall mean the sum of the Average Account Net Assets for each Advisory Account and the average for the same quarter of all other accounts (calculated in the same manner as Average Account Net Assets) advised by the Non-Discretionary Sub-Adviser for the Russell Investments Group of Companies which use Non-Discretionary Sub-Adviser’s Global Fundamental Growth, International Fundamental Growth, International Contrarian Value ex Small Cap, Global Dividend Growth, Global Quality Value, International Quality Value, Global Property Securities and US Real Estate Securities strategies (“other accounts”).

In order for the Non-Discretionary Sub-Adviser to determine Average Account Net Assets, on a monthly basis, within 10 business days of the prior month-end, the Sub-Adviser will provide the Non-Discretionary Sub-Adviser each Advisory Account value as of the last business day of the prior month.

If the Non-Discretionary Sub-Adviser advises such other accounts, as defined above, and the fee is based on the aggregate total value of those accounts, the Non-Discretionary Sub-Adviser must include the value of each such other account on any investment management invoice.

“Russell Investments Group of Companies” shall mean the Sub-Adviser and any affiliated company which is a direct or indirect subsidiary of Russell Investments Group, Ltd.

Invoices will be calculated and submitted by the Non-Discretionary Sub-Adviser to the Sub-Adviser in USD. The Sub-Adviser will then provide an invoice to VIA indicating the fees to be paid by VIA to the Non-Discretionary Sub-Adviser for services rendered under this Agreement.

Wellington Management Company LLP
Non-Discretionary Sub-Management Agreement

Effective Date: March 20, 2026

Invoice Instructions

Send fee invoices to:

russellinvestments_invoicecapture@concursolutions.com

Billing related inquiries may be addressed to GlobalMoneyManagerFeeTeam@russellinvestments.com